Exhibit 21.01

LIST OF SUBSIDIARIES OF II-VI INCORPORATED

Subsidiary	Jurisdiction of Incorporation
VLOC Incorporated	Pennsylvania

Exotic Electro-Optics, Inc.	California

II-VI Acquisition Corp.	Pennsylvania

II-VI Delaware, Incorporated	Delaware

II-VI Acquisition Co.	Texas

Marlow Industries, Inc.	Texas

Marlow Industries Asia, Inc.	Delaware

II-VI Holdings B.V.	The Netherlands

II-VI Deutschland Holdings GmbH	Germany

II-VI Deutschland GmbH	Germany

II-VI Singapore Pte., Ltd.	Singapore

II-VI International Pte., Ltd.	Singapore

II-VI Optics (Suzhou) Co. Ltd.	China

II-VI Japan Incorporated	Japan

II-VI U.K. Limited	England

II-VI Belgium N.V.	Belgium

II-VI LOT Suisse S.a.r.l. (75%)	Switzerland

II-VI Beijing	China

Marlow Industries, Ltd.	England

II-VI Vietnam Co. Ltd.	Vietnam